Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2007, accompanying the consolidated financial statements in the Annual Report of Luna Innovations Incorporated (which report expresses an unqualified opinion and contains an explanatory paragraph relating to Luna Innovations Incorporated’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment) on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statement of Luna Innovations Incorporated on Form S-1 (File No. 333-138745, effective November 16, 2006).

/s/ Grant Thornton LLP

McLean, Virginia

March 30, 2007